Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated April 5, 2022 to

Pricing Supplement No. 28,  Pricing Supplement No. 30,  Pricing Supplement No. 31 and Pricing Supplement No. 33, each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 5, 2022 and April 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	37.482%	$374,820	March 16, 2022
$11,500,000	36.946%	$4,284,790	March 18, 2022
$3,000,000	40.200%	$1,206,000	March 28, 2022
$1,700,000	38.822%	$659,974	April 4, 2022

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 5, 2022 and April 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$3,000,000	102.64%	$3,079,260	March 11, 2022
$5,000,000	102.64%	$5,132,100	March 11, 2022
$3,000,000	102.57%	$3,077,100	March 14, 2022
$1,500,000	102.84%	$1,542,570	March 25, 2022
$5,000,000	102.96%	$5,147,850	March 28, 2022
$1,500,000	102.91%	$1,543,650	March 29, 2022
$2,500,000	102.91%	$2,572,750	March 29, 2022
$2,500,000	102.91%	$2,572,750	March 29, 2022
$2,500,000	102.41%	$2,560,275	March 30, 2022
$4,500,000	102.47%	$4,611,285	April 1, 2022
$2,000,000	101.93%	$2,038,500	April 5, 2022

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between March 5, 2022 and April 4, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	92.724%	$1,854,480	March 11, 2022
$3,000,000	86.942%	$2,608,260	March 22, 2022

Linked to ICE BofAML Commodity index eXtra (GRains)
—Total Return
Due February 14, 2023

The following issuances involved scheduled settlement between February 5, 2022 and April 5, 2022:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	63.939%	$639,390	March 11, 2022
$5,000,000	63.939%	$3,196,950	March 11, 2022
$5,000,000	63.939%	$3,196,950	March 11, 2022
$500,000	63.939%	$319,695	March 11, 2022
$1,000,000	63.625%	$636,250	March 15, 2022